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                                                                    EXHIBIT 99.1

[GENITOPE CORPORATION LOGO]


                    GENITOPE CORPORATION ANNOUNCES CLOSING OF
                  $60 MILLION PRIVATE PLACEMENT OF COMMON STOCK

REDWOOD CITY, CALIF., DECEMBER 27, 2004 - GENITOPE CORPORATION (NASDAQ: GTOP), a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer, has completed the sale of 4,250,000 unregistered shares of newly issued common stock at a price of $14.25 per share to selected institutional and accredited investors, resulting in estimated net proceeds to the Company of approximately $57.2 million. WR Hambrecht + Co, LLC acted as placement agent for the transaction.

Genitope intends to use the net proceeds to fund costs related to leasing and build out and qualification of a commercial scale manufacturing facility, to fund expenses related to manufacturing and potential commercialization, clinical trials and research, and for the establishment of sales and marketing capabilities, as well as for general corporate purposes, including working capital. Pending these uses, Genitope plans to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.


ABOUT GENITOPE CORPORATION

Genitope Corporation is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation's lead product candidate, MyVax(R)Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient's tumor and is designed to activate the patient's immune system to identify and attack cancer cells. Genitope Corporation is conducting a pivotal phase 3 trial using MyVax(R) Personalized Immunotherapy in previously untreated follicular non-Hodgkin's lymphoma patients. Genitope Corporation is based in Redwood City, California.

For more information, contact John Vuko, Vice President and Chief Financial Officer of Genitope Corporation, 650-472-2113 or ir@genitope.com.

THIS NEWS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS." FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE ANTICIPATED NET PROCEEDS OF THE PRIVATE PLACEMENT AND THE INTENDED USE OF THOSE NET PROCEEDS. WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," "WILL," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE GENITOPE CORPORATION'S RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY THESE FORWARD-LOOKING STATEMENTS , INCLUDING WITHOUT LIMITATION, ECONOMIC CONDITIONS, THE COMPANY'S NEED FOR ADDITIONAL FINANCING, INTENSE COMPETITION IN VARIOUS ASPECTS OF ITS BUSINESS, THE RISKS OF GROWTH, ITS DEPENDENCE ON KEY PERSONNEL, PENDING LITIGATION AND OTHER RISKS DETAILED IN GENITOPE CORPORATION'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE QUARTERLY REPORT FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2004. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE. GENITOPE CORPORATION UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF.